AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of December 12, 2006 (“Effective Date”) by and among Wintegra, Ltd. a company Incorporated under the laws of the State of Israel, with its principal offices at Ra'anana, Israel (the “Company”), and Shai Shahar, residing at Israel (the “Employee”).

WHEREAS, the Company and the Employee previously executed an Employment Agreement dated November 27, 2006 which was amended in November 2006 (in the Hebrew language) (the "Employment Agreement")

WHEREAS, the Company and the Employee desire to amend certain of the terms of the employment of Employee

NOW, THEREFORE, in consideration of the promises and the mutual covenants, terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby specifically acknowledged, the parties hereto agree as follows:

1.	Prior Notice.
The parties wish to amend Section 13.2 of the Employment Agreement in its entirety as follows:

"Each party is entitled to terminate this Agreement at any time, at the option of either party, upon 90 days' prior written notice."

2.	Severance
Without derogation of Section 1 and the severance payments due to Employee under applicable law, upon termination of employment from the Company for any reason, Employee shall receive payment of the amounts set forth below in consideration of Employee's undertaking not to compete with the Company.

2.1
Change of Control Severance. If within twelve (12) months of a Change of Control of Wintegra Inc. (the "Parent Company"), the Company terminates Employee’s employment with the Company for reasons other than Cause, death, or Disability or Employee resigns from his employment with the Company due to a Constructive Termination, Employee will be entitled to receive:

(a)
Continuing payments of severance pay (less applicable tax withholding) of Salary as then in effect, for a period of six (6) months from the Termination Date, payable in accordance with the Company’s normal payroll policies;

(b)	Vesting as of the Termination Date of fifty percent (50%) of all unvested options granted to Employee; and

(c)	Extension of the exercise period enabling Employee to exercise his options through the first anniversary of the Termination Date.

3.	Definitions.
(a)	Cause. For purposes of this Amendment, “Cause” is defined as:

i.	an act of dishonesty made by Employee in connection with Employee's responsibilities as an employee;

ii.	Employee's conviction of, or plea of nolo contendere to, a felony;

iii.	Employee's gross misconduct; or

iv.
Employee's continued substantial violations of his employment duties after Employee has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that Employee has not substantially performed his duties.

(b)	Change of Control. For purposes of this Agreement, “Change of Control” is defined as:

i.
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Parent Company representing fifty percent (50%) or more of the total voting power represented by the Parent Company's then outstanding voting securities;

ii.
a change in the composition of the Board of Directors of the Parent Company occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Parent Company as of the date of the consummation of the Parent Company's public offering, or (B) are elected, or nominated for election, to the Board of Directors of the Parent Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Parent Company);

iii.
the date of the consummation of a merger or consolidation of the Parent Company with any other corporation that has been approved by the stockholders of the Parent Company, other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Parent Company, or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Parent Company approve a plan of complete liquidation of the Parent Company; or

iv.	the date of the consummation of the sale or disposition by the Parent Company of all or substantially all the Parent Company's assets.

(c)
Constructive Termination.  “Constructive Termination” means Employee’s resignation from his employment within ninety (90) days, plus any applicable thirty (30) day cure period, following the occurrence of any of the following without Employee’s consent:

i.
a significant reduction of Employee’s duties, position or responsibilities relative to Employee’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Parent Company being acquired and made part of a larger entity will not constitute a “Constructive Termination”; or

ii.
a reduction of more than ten percent (10%) by the Company of Employee’s Salary as in effect either on the Effective Date or immediately prior to such reduction (other than as part of an overall reduction applicable to similarly situated senior employees of the Company or its successor).

(d)
In each case, prior to Employee being permitted to resign from his employment due to a “Constructive Termination”, the Company will have thirty (30) days to cure any such alleged breach, assignment, reduction or requirement, after Employee provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

(e)
Disability.  “Disability” means that Employee is determined by the Company to be disabled under the provisions of the Disability Insurance, and Employee has received long-term disability benefits for a period of at least three (3) months under such plan.

(f)
Termination Date.  Subject to the requirements of Section 1 of this Amendment, “Termination Date” means the effective date of any notice of termination of employment delivered by one party to the other.

4           Conditions to Receive Severance Package.  The severance payments described in this Amendment will be provided to Employee only if Employee executes and delivers to the Company, and does not revoke, a general release of claims in a form acceptable to the Company.

5.           Employment Agreement.  The rights described in this Amendment are in addition to any rights granted to Employee in the Employment Agreement. All terms and conditions of the Employment Agreement that are not specifically amended by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment, as of the day and year first above written.

/s/ Shai Shahar
WINTEGRA LTD.		Shai Shahar

By:	/s/ Sharon Peleg